UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 27, 2025

REGIS CORPORATION

(Exact name of registrant as specified in charter)

Minnesota	1-12725	41-0749934
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3701 Wayzata Boulevard

Minneapolis, MN 55416

(Address of principal executive offices and zip code)

(952) 947-7777

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol	Name of each exchange on which registered
Common Stock, $0.05 par value	RGS	The Nasdaq Global Market
Rights to Purchase Series A Junior Participating Preferred Stock, $0.05 par value	RGS	The Nasdaq Global Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Regis Corporation

Current Report on Form 8-K

ITEM 5.02	DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATION ARRANGEMENTS OF CERTAIN OFFICERS.

On January 27, 2025, the Board of Directors of Regis Corporation (the “Company”) approved the Executive Long-Term Cash Incentive Plan (the “Plan”) and individual awards under the Plan. The Plan provides cash bonus opportunities to certain executives of the Company, including our executive officers, based on achievement of performance metrics related to the Company’s adjusted EBITDA for the three-year period ending June 30, 2027 (the “Performance Period”). The Plan is designed to motivate certain executives to achieve performance metrics related to the Company’s adjusted EBITDA in order to promote achievement of the Company’s long-term financial success.

The Compensation Committee of the Board of Directors of the Company (the “Committee”) will administer the Plan and select participants to receive awards. Each participant receives an award representing the participant’s right to a portion of the Company’s adjusted EBITDA (the “Award Percentage”), excluding incentive compensation expenses and adjusted for certain corporate transactions, over specified thresholds during the Performance Period, which are subject to adjustment by the Committee. The Award Percentage is approximately 32% for the Company’s Chief Executive Officer and approximately 11% for each other executive officer, which percentage will be applied to a fraction of the amount by which the Company’s actual adjusted EBITDA for the fiscal year exceeds the specified thresholds. Any accrued amounts will be paid in two equal installments on each of September 15, 2027 and July 14, 2028 (collectively, the “Payment Dates”).

Generally, if a participant’s employment is terminated before one or both of the Payment Dates, the participant’s rights to any accrued but unpaid amount under the Plan will be forfeited. However, if a participant’s employment is terminated without “cause” or due to death or disability, the participant will receive a prorated or full award (depending on the time of termination) on the Payment Dates, based on actual performance during the Performance Period. In the event of a “change in control” during the Performance Period, achievement of EBITDA thresholds will be determined by the Committee in its discretion with reference to the Company’s most recent adjusted EBITDA projection or budget. Any earned bonuses based on the foregoing will be paid within 60 days following the change in control. “Cause” and “change in control” are as defined in the Company’s shareholder-approved equity incentive plan.

All awards made under the Plan are subject to any clawback policy adopted from time to time by the Company or as required by statute. In addition, awards under the Plan are subject to a “best of net” provision to address any potential parachute payments subject to Section 280G of the Internal Revenue Code.

A copy of the Plan is attached as Exhibit 10.1 hereto. The above description of the Plan does not purport to be complete and is qualified in its entirety by reference to such exhibit.

ITEM 9.01	FINANCIAL STATEMENTS AND EXHIBITS.

(d) Exhibits.

Exhibit Number

10.1†	Regis Corporation Executive Long-Term Cash Incentive Plan

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

†

Certain confidential information contained in this exhibit has been omitted by means of redacting a portion of the text and replacing it with empty brackets indicated by [ ] pursuant to Regulation S-K Item 601(b)(10)(iv) of the Securities Act of 1933, as amended, because it (i) is not material and (ii) would likely cause competitive harm to the Company if publicly disclosed. An unredacted copy of the exhibit will be provided on a supplemental basis to the SEC upon request.

SIGNATURE

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

REGIS CORPORATION

Dated: January 29, 2025	By:	/s/ Kersten D. Zupfer
Kersten D. Zupfer
Executive Vice President and Chief Financial Officer